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                           February 16, 2022

       Jane Hunter
       Chief Executive Officer
       Tritium DCFC Limited
       48 Miller Street
       Murarrie, QLD 4172
       Australia

                                                        Re: Tritium DCFC
Limited
                                                            Registration
Statement on Form F-1
                                                            Filed February 11,
2022
                                                            File No. 333-262681

       Dear Ms. Hunter:

              This is to advise you that we have not reviewed and will not review your registration statement.

               Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

                                                        Please contact Sergio
Chinos at (202) 551-7844 with any questions.




                           Sincerely,


                           Division of Corporation Finance

                           Office of Manufacturing